Exhibit 3.1
                    AMENDMENT TO CERTIFICATE OF INCORPORATION
                         OF THE ENCHANTED VILLAGE, INC.

     The Enchanted Village, Inc. (the "Corporation"), pursuant to the requirements of Section 242 of the General Corporation Law of the State of Delaware, as amended, hereby adopts this Amendment to its Certificate of Incorporation.

       WHEREAS, the Amendment to the Certificate of Incorporation set forth below was adopted by a resolution by the Corporation's Board of Directors and submitted to the Corporation's stockholders for their written consent and approval in accordance with the requirements of Sections 228 and 242 of the General Corporation Law of Delaware; and

       WHEREAS, the number of shares of common stock issued, outstanding and entitled to vote with respect to the respect to the foregoing amendments was 10,668,333 and in accordance with Sections 228 and 242 of the General Corporation Law of Delaware, the holders of 5,440,050 shares of common stock consented in writing to the amendments to the Corporation's Certificate of Incorporation; and

       WHEREAS, the number of shares of preferred stock issued, outstanding and entitled to vote with respect to the respect to the foregoing amendments was 300,000 and in accordance with Sections 228 and 242 of the General Corporation Law of Delaware, the holders of 200,375 shares of preferred stock consented in writing to the amendments to the Corporation's Certificate of Incorporation; and

       WHEREAS, the Corporation has given written notice to nonconsenting stockholders in accordance with Section 228 of the General Corporation Law of
Delaware:

         NOW, THEREFORE, in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware, the provisions of the fourth Article of the Corporation's Certificate of Incorporation are hereby amended to include the following additional provision in "Article Fourth - Number of Shares the Corporation is Authorized to Issue.

4.4 Implementation of Forward Split. Effective at 12:05 a.m. EST on March 10, 2003:

(a) The Seven Thousand, Seven Hundred and Twenty-Five (7,725) issued and outstanding shares of the Corporation's $0.002 par value Common Stock shall be subdivided in the ratio of One Hundred (100) shares of $0.002 par value common stock ("New Common") for every share held by a stockholder immediately prior to the effective time set forth above for the subdivision.

(b) Certificates representing shares of New Common shall only be issued upon the surrender to the Corporation's transfer agent of certificates representing shares of Common Stock, Class A Common Stock or Preferred Stock. No certificate for shares of New Common shall be valid unless it is signed in accordance with the Corporation's by-laws and countersigned by the Corporation's transfer agent.

(c) Following the effective date of the foregoing subdivision of shares of common stock, until surrendered for cancellation and issuance of a replacement certificate, each certificate evidencing shares of common stock prior to such subdivision of shares shall after the effective date of such subdivision of shares evidence the number of shares into which such shares have been subdivided.

         IN WITNESS WHEREOF, The Enchanted Village, Inc. has caused this Certificate of Amendment to be signed by Sally A. Fonner, its president, and Cecil Y. Banhan, its Assistant Secretary, this 7th day of March 2003.

THE ENCHANTED VILLAGE, INC.                    ATTEST
          /s/                                   /s/
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SALLY A. FONNER                           CECIL Y. BANHAN
PRESIDENT                                ASSISTANT SECRETARY